10. Shareholder Meeting Results:
   The Funds annual meeting of shareholders was held on May
27, 2008. Of the 29,152,821 common shares outstanding, the following shares were voted at the meeting:

Election of Class I Trustees:
For

Withheld



Ronald A. Nyberg
26,086,533

1,521,349